Exhibit 10.2

REVOLVING NOTE

March 15, 2007

FOR VALUE RECEIVED, BENIHANA INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION, its successors and assigns (the “Lender”), at the office of Wachovia Bank, National Association, as Agent (the “Agent”), at such place or places as the holder hereof may designate, at the times set forth in the Credit Agreement dated as of the date hereof among the Borrower, the Lenders and the Agent (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”; all capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement), but in no event later than the Maturity Date, in Dollars and in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates selected in accordance with the Credit Agreement.

Upon the occurrence and during the continuance of an Event of Default, the balance outstanding hereunder shall bear interest as provided in Section 3.1 of the Credit Agreement. Further, in the event the payment of all sums due hereunder is accelerated under the terms of the Credit Agreement, this Note, and all other indebtedness of the Borrower to the Lender shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs and collection, including reasonable attorneys’ fees.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

BENIHANA INC.

By:

Name:

Title: